UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Anterix Inc.
(Name of Registrant as Specified In Its Charter)
Not Applicable
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SUPPLEMENT TO PROXY STATEMENT DATED JUNE 25, 2026
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 4, 2026

Anterix Inc.
3 Garret Mountain Plaza
Suite 401
Woodland Park, NJ 07424

Dear Stockholders,

The additional information provided herein supplements, and should be read in conjunction with, the information regarding Proposal 3 - Amendment No. 2 to the 2023 Stock Plan ("Proposal 3") contained in the definitive proxy statement (the "Proxy Statement") of Anterix Inc. ("we," "us," "our" or the "Company") filed with the Securities and Exchange Commission on June 25, 2026, regarding the annual meeting of stockholders to be held on August 4, 2026, at 9:30 a.m. EDT (the "2026 Annual Meeting"). Except as supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. This supplement does not reflect any other events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events. From and after the date of this supplement, any references to the Proxy Statement will be deemed to include the Proxy Statement as supplemented hereby. Capitalized terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement.

As more specifically described in the Proxy Statement, we are seeking stockholder approval of Amendment No. 2 (the "Amendment") to the Anterix Inc. 2023 Stock Plan (as amended from time-to-time, the "2023 Plan"), in order to increase the number of shares available for issuance under the 2023 Plan by 1.0 million shares. The Amendment was approved by the Company's Board of Directors (the "Board") on June 22, 2026.

On July 15, 2026, Institutional Shareholder Services ("ISS") issued its Proxy Analysis & Benchmark Policy Voting Recommendations (the "ISS Report") related to our 2026 Annual Meeting. In the ISS Report, ISS recommended that stockholders vote against Proposal 3. The information below addresses the concerns outlined in the ISS Report and provides supplemental data to support Proposal 3 and the size of the share increase to 2023 Plan approved and recommended by the Board. We are providing this additional information to help ensure that our stockholders have an opportunity to vote their shares on the basis of complete information.

The 2023 Plan share increase is reasonable.

Among the reasons provided by ISS for its negative voting recommendation was the determination by ISS that the size of the share increase (i.e., 1.0 million shares) we requested in Proposal 3 exceeded applicable ISS benchmarks. In reaching this determination, ISS utilized capitalization data as of March 31, 2026, the end of our 2026 fiscal year. In determining the share increase request in Proposal 3, our Board considered capitalization data as of June 11, 2026 (the record date for the 2026 Annual Meeting), as outlined in the table below. In addition, we are providing supplemental information regarding the current overhang of our outstanding equity awards and the dilutive impact of our share increase request. Correcting these assumptions and providing this supplemental information, we believe, will bring our share increase request within the parameters of ISS guidelines.

Updated 2023 Plan Details.

As of June 11, 2026, there were a total of 279,420 shares of common stock that remained available for future awards under the 2023 Plan. Also as of June 11, 2026, there were 480,823 full value awards (e.g., RSUs, PSUs) and 1,518,488 appreciation awards (i.e., stock options and stock appreciation rights) outstanding. The weighted average exercise price and remaining term of such appreciation awards were $39.45 and 7.52 years, respectively.

As of June 11, 2026

Outstanding Stock Options	1,518,488
Weighted-average exercise price	$39.45
Weighted-average remaining term (years)	7.52
Full-value awards (e.g., RSUs, PSUs)	480,823
Total Shares subject to outstanding awards	1,999,311
Number of shares remaining available for grant	279,420
Overhang(1)	10.6%
Basic Dilution including new share request(2)	17.0%
(1)Overhang (number of shares subject to equity awards outstanding at maximum level but not exercised, plus number of shares available to be granted, divided by total shares of common stock outstanding at the end of the year plus the total number of shares available for issuance and outstanding awards) covers shares available prior to request and total shares subject to outstanding awards.
(2)Basic dilution is the total number of shares subject to equity awards granted (at stretch level and less cancellations), including the new share request divided by the total shares of common stock outstanding.

THE BOARD REITERATES ITS RECOMMENDATION THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 3.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 6 of the Proxy Statement for instructions on how to do so.

Sincerely,
Gena L. Ashe
Chief Legal Officer and Corporate Secretary

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the 2026 Annual Meeting. The Company filed the Proxy Statement and a proxy card with the SEC on June 25, 2026 in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. The Company's Proxy Statement for the 2026 Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company's directors and executive officers in the Company's securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at https://investors.anterix.com/financials/sec-filings or through the SEC’s website at www.sec.gov. Information can also be found in the Company's other SEC filings, including its Annual Report on Form 10-K for the year ended March 31, 2026, filed on June 25, 2026. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies are also available at no charge on the Company's website at https://investors.anterix.com/financials/sec-filings.